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                      METROPOLITAN LIFE INSURANCE COMPANY

                                [200 Park Place

                              New York, NY 10166]

FIXED ACCOUNT RIDER

This rider is made part of the basic contract/certificate to which it is attached. The date of issue of the rider is the same as that of the contract/certificate unless a different date is shown on the Contract/Certificate Specifications page. Except as provided in this rider, the Fixed Account is treated the same as an Underlying Fund.

When the Contract Owner or You if so authorized, direct Us to do so, We will apply all or any part of the Purchase Payments to Your Individual Account to the Fixed Account.

                               PURCHASE PAYMENTS

The Purchase Payments are the payments the Contract Owner and/or You allocate to the Fixed Account. No Purchase Payment after the first is required to keep the Fixed Account in effect, as long as the contract/certificate is in effect. We may restrict Purchase Payments to the Fixed Account if the credited interest rate on the Fixed Account is equal to the Minimum Guaranteed Interest Rate shown on the Contract/Certificate Specifications pages.

We will apply the allocation of the first net Purchase Payment paid for the Fixed Account to provide Accumulation Units to the Fixed Account within two business days after it is received in good order at Our Office. We will apply any allocation of the net Purchase Payments after the first net Purchase Payment to the Fixed Account as of the day We receive it at Our Office.

                             VALUATION INFORMATION

For the purpose of the Fixed Account only, the VALUATION INFORMATION section of the basic contract/certificate is amended by deleting the following provisions:

    1. "Number of Accumulation Units;"

    2. "Accumulation Unit Value;" and

    3. "Net Investment Factor;"

and the following provisions are added.

NUMBER OF ACCUMULATION UNITS

We will determine the number of Accumulation Units to be credited to the Fixed Account by dividing the net Purchase Payment applied to the Fixed Account by the applicable Accumulation Unit Value of the Fixed Account.

ACCUMULATION UNIT VALUE

We will determine the value of an Accumulation Unit for the Fixed Account on any day by multiplying:

    a) the value on the immediately preceding date; by

    b) the net interest factor for the day on which the value is being determined.

NET INTEREST FACTOR

The net interest factor for a day is:

    1. the assured Net Interest Rate which is equivalent to an annual interest rate of 3%, plus

    2. any interest in excess of the assured Net Interest Rate (3%) credited at Our discretion, plus

    3. 1.000000.

                    INTEREST CREDITED TO THE FIXED ACCOUNT

The initial interest rate for any Purchase Payment is declared each month and is guaranteed for twelve months. Each Purchase Payment is placed in a "cell" for interest crediting purposes. At the end of the twelve month guarantee period, a renewal interest rate will be determined that will not be lower than the minimum interest rate guarantee shown on the Contract/Certificate Specification pages. At the end of the initial guarantee period, the first renewal rate will be guaranteed to the end of that calendar year. The second and all future renewal rates will be declared each subsequent January 1 and guaranteed through December 31 of each year.

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Interest will be compounded and credited to the Fixed Account at a daily rate equivalent to the effective annual interest rate as determined by Us. The rate will never be less than the guaranteed minimum interest rate shown on the Contract/Certificate Specifications pages. Additional amounts may be credited by Us for the guaranteed interest periods shown on the Contract/Certificate Specifications page. We may offer customers different interest rates.

         TRANSFERS BETWEEN THE UNDERLYING FUNDS AND THE FIXED ACCOUNT

Amounts may generally be transferred from the Underlying Funds to the Fixed Account at any time. Amounts may be transferred from the Fixed Account to the Underlying Funds as described on the Contract/Certificate Specifications page. No transfers will be allowed between the Fixed Account and any Competing Fund in the Plan. Amounts previously transferred from the Fixed Account to the Underlying Funds may not be transferred back to the Fixed Account or any Competing Fund for a period of at least 3 months from the date of transfer. We reserve the right to limit the number of transfers and percentage of Cash Value, as shown on the Contract/Certificate Specifications page, to be transferred from the Fixed Account to the Underlying Funds and to contracts not issued by Us. The minimum number of transfers allowed would be one in any six-month period. Also, We may restrict transfers from the Underlying Funds to the Fixed Account if the credited interest rate on the Fixed Account is equal to the Minimum Guaranteed Interest Rate shown on the Contract/Certificate Specifications pages.

      TRANSFERS BETWEEN CONTRACTS NOT ISSUED BY US AND THE FIXED ACCOUNT

At the Written Request of the Contract Owner, or You if so authorized, We will make available the Cash Surrender Value of the Fixed Account for transfer to contracts not issued by Us, subject to the restrictions on the Contract/Certificate Specifications page.

      TRANSFERS BETWEEN OTHER CONTRACTS AND CONTRACT/CERTIFICATES ISSUED
                          BY US AND THE FIXED ACCOUNT

Under specific conditions, We may allow the Contract Owner or You if so authorized, to transfer funds held for You in another group annuity contract or contract/certificate issued by Us to the Fixed Account without incurring deferred sales charges or surrender charges to the funds being transferred. Once the transfer is complete and We have established an account for You at the direction of the Contract Owner or You if so authorized, new deferred sales charges or surrender charges may apply to the Fixed Account as shown on the Contract/Certificate Specifications page.

We may also allow the Contract Owner or You if so authorized, under specific conditions, to transfer funds held by the Contract Owner for You in the Fixed Account to another contract or contract/certificate issued by Us without incurring deferred sales charges or surrender charges shown on the Contract/Certificate Specifications page to the funds being transferred. Once the transfer is complete and We have established a new account for You, new deferred sales charges or surrender charges may apply to the new contract or certificate in accordance with the provisions of the contract or certificate.

                      DISTRIBUTION FROM THE FIXED ACCOUNT

ALLOWABLE DISTRIBUTIONS

The Contract Owner or You if so authorized, may request allowable distributions shown on the Contract/Certificate Specifications page from the Fixed Account at any time. Upon receipt of a Written Request, We will pay the Contract Owner or You if so authorized, the Cash Value of the Fixed Account as applicable for those allowable distributions.

SURRENDER FROM FIXED ACCOUNT CELLS

For the purpose of processing distributions from the Fixed Account, withdrawals are taken from the most recent "cell" first, and each subsequent cell is accessed for distributions in descending order on a Last-In, First-Out (LIFO) basis.

The Cash Surrender Value will be determined as of the next valuation following receipt of Your Written Request. We may defer payment of the Cash Surrender Value in the Fixed Account for up to six months from the date of the Written Request. If a payment is deferred more than 10 working days from the date the request is received, interest will continue to be earned during the deferred period in the same manner as described in this rider.

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                      CONTRACT DISCONTINUANCE PROVISIONS

If the contract is discontinued, this contract/certificate and rider will also be discontinued, and no further Purchase Payments or transfers will be allowed.

On the date We receive a Written Request from the Contract Owner to discontinue the contract, or within 31 days after We notify the Contract Owner in writing of Our intent to discontinue the contract, any amounts transferred from the Fixed Account to the Underlying Funds during the previous 30 days from the date of discontinuance will be transferred back to the Fixed Account.

If the contract is discontinued because of Plan Termination and the Plan certifies to Us that the Plan Termination is the result of the dissolution or liquidation of the employer under US Code Title 11 procedures, the Cash Surrender Value will be distributed directly to the employees entitled to share in such distributions in accordance with the Plan relating to Plan Termination. Distribution may be in the form of cash payments, Annuity options, or deferred annuities.

If the Plan is terminated or the contract discontinued for any other reason, then upon discontinuance of this contract, We will determine the Market Adjusted Value of the Fixed Account. The Market Adjusted Value is the current value as of the date of discontinuance and reflects the relationship between the rate of interest credited to funds on deposit under the Fixed Account at the time of discontinuance to the rate of interest credited on new deposits for this class of contracts at the time of discontinuance. The Market Adjusted Value may be greater than or less than the Cash Value of the Fixed Account.

If the Market Adjusted Value is less than the Cash Value of the Fixed Account as of the date of discontinuance, We will pay You the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump sum. This amount will never be less than 90% of the Cash Value of the Fixed Account, less any outstanding loans as of the date of discontinuance. We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in this rider.

If the Market Adjusted Value is greater than the Cash Value of the Fixed Account as of the date of discontinuance, We will pay the Cash Surrender Value of the Fixed Account as of the date of discontinuance in one lump sum. We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in this rider.

                        MARKET VALUE ADJUSTMENT FORMULA

      Market Adjusted Value = Cash Value x (1+R0) /5/ / (1+R1+.0025) /5/

where R0 is the rate being credited to the contract on the date of discontinuance, and R1 is the rate being credited to new deposits made into the same class of contracts on the date of discontinuance.

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

ILLUSTRATION 1:

Assume that the Cash Value at the time of Contract Discontinuance equals $10,000, the rate currently being credited to the cash value is 4%, and the rate currently being credited to new deposits is 5%. The Market Adjusted Value equals:

          $ 9,421 = $10,000 x (1+.04) /5/ / (1+.05+.0025)/5/.

The Market Adjusted Value less any amounts deducted on surrender less any loans outstanding would be paid under this example. This amount would never be less than:

          $10,000 x .90 = $9,000 minus any loans outstanding.

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ILLUSTRATION 2:

Assume that the Cash Value at the time of Contract Discontinuance equals $10,000, the rate currently being credited to the cash value is 4%, and the rate currently being credited to new deposits is 8%. The Market Adjusted Value equals:

          $ 8,185 = $10,000 x (1+.04) /5/ / (1+.08+.0025)/5/.

The Market Adjusted Value is less than .90 x $10,000, or $9,000. The amount paid under this example would be $9,000 less any loans outstanding.

Metropolitan Life Insurance Company has caused this Rider to be signed by its [President]

[GRAPHIC]

[President]

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